EXHIBIT 99.1

Company Contact:	Media Contact:
John F. Hamilton	Trista Morrison
VP & CFO	Atkins + Associates
Depomed, Inc.	for Depomed, Inc.
(650) 462-5900	(858) 527-3490
jhamilton@depomedinc.com	tmorrison@irpr.com

FOR IMMEDIATE RELEASE

DEPOMED ANNOUNCES SECOND QUARTER RESULTS

MENLO PARK, Calif. –August 14, 2003 - Depomed, Inc. (AMEX: DMI) today announced a net loss of  $7,168,000, or $0.30 per share, for the quarter ended June 30, 2003, compared to a net loss of $7,000,000, or $0.50 per share, for the quarter ended June 30, 2002. Cash and investment balances at June 30, 2003 were approximately $22,434,000.

“Depomed achieved a number of important corporate and product development milestones this quarter, including the completion of a $20 million private placement, the certification of our laboratories and manufacturing facilities, and the initiation of a pivotal Phase III clinical trial with our once daily antibiotic Ciprofloxacin GR™ for the treatment of urinary tract infections,” said John W. Fara, Ph.D., Chairman, President and CEO of Depomed. “Moving forward, Depomed will continue to devote our resources to completing our Phase III trials and, if the trials are successful, filing NDAs for Ciprofloxacin GR and Metformin GR™, our once daily treatment for Type II diabetes. Metformin GR will be marketed in North America by our partner Biovail, and we continue to place seeking partnership arrangements for Ciprofloxacin GR as a top priority.”

For the second quarter of 2003, Depomed reported revenue of $119,000, compared to $611,000 for the same period of 2002. Revenues from collaborative agreements increased to $119,000 from $14,000 in the same period in 2002, due to work performed during 2003 under a feasibility agreement signed in October 2002 between Depomed and ActivBiotics, while revenue from the Company’s joint venture with Elan Corporation, plc, which was $597,000 in the second quarter of 2002, decreased to zero in 2003. Research and development services performed for Depomed’s joint venture with Elan were discontinued in August 2002.

Research and development expense for the quarter ended June 30, 2003 was $6,295,000 compared to $4,949,000 during the quarter ended June 30, 2002. The increase was primarily due to clinical trials for Depomed’s proprietary products, including Phase III trials with Metformin GR and Ciprofloxacin GR.  We expect that Phase III clinical trials for Metformin GR will be concluded by the end of 2003 and Ciprofloxacin GR trials will be concluded in early 2004, and anticipate that future research and development expense will decline from its present level.

Second Quarter Highlights

During the second quarter, Depomed completed a private placement in which the Company sold 9.3 million shares at a price of $2.16 per share. Thomas Weisel Partners acted as the placement agent, and investors included lead investor MDS Capital, Biovail Corporation (NYSE: BVF), H & Q Capital Management LLC, HBM BioVentures (Cayman) Ltd., Easton Hunt Capital Partners L.P., Special Situations Funds and Quogue Capital LLC. The offering generated net proceeds of approximately $18,714,000, which are being utilized to advance Depomed’s Phase III clinical trials.

Depomed continued to achieve significant clinical development milestones in the second quarter, including the initiation of a Phase III trial with once daily, oral antibiotic Ciprofloxacin GR. The trial compares Ciprofloxacin GR with Bayer’s CIPRO®, an immediate release formulation that must be taken twice daily. In a Phase II trial, treatment with Ciprofloxacin GR eradicated causative organisms and resolved the signs and symptoms of urinary tract infection as effectively as CIPRO, but with fewer side effects. Depomed anticipates completing the Phase III trial in the first quarter of 2004.

Depomed also continued to advance its second Phase III trial and open label extension trial of Metformin GR for the treatment of Type II diabetes during the second quarter. The open label extension trial was completed subsequent to quarter end and results indicated that treatment with Metformin GR for 24 weeks was well tolerated and glucose levels were well controlled. Depomed anticipates completing its second Phase III trial with Metformin GR by the end of 2003 and, if successful, filing an NDA in the first half of 2004.

Additionally, Depomed received its State of California Drug Manufacturing License for its pharmaceutical laboratories and manufacturing facilities in the second quarter. The manufacturing facilities meet the Food and Drug Administration’s current Good Manufacturing Practices (cGMP) criteria and are being utilized to manufacture clinical supplies of Phase I and Phase II products developed using Depomed’s innovative Gastric Retention (GR™) system, as well as for quality control and quality assurance of Phase I-III products. Depomed’s Phase III manufacturing requirements are handled by a contract manufacturer.

Depomed’s Gastric Retention (GR) Technology

Depomed’s GR System is a patented, oral, drug delivery technology designed specifically for drugs preferentially absorbed high in the gastrointestinal tract.  Using normal physiological processes by which the stomach retains large objects for further digestion, the GR System swells following ingestion and is retained in the stomach for a number of hours, while it continuously releases the incorporated drug at a controlled rate to absorption sites in the upper intestinal tract.  The controlled release of the drug at the preferred absorption site optimizes delivery of the drug during the “therapeutic window,” potentially maximizing its therapeutic benefits and decreasing gastrointestinal side effects.

Depomed, Inc.

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop new and novel oral products as well as improved formulations of existing oral drugs. Depomed’s products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles. Depomed’s lead product, Metformin GR™, is currently undergoing a second Phase III trial for the treatment of Type II diabetes and the Company anticipates filing an NDA with partner Biovail in the first half of 2004. Depomed is also conducting a Phase III trial with its once daily antibiotic Ciprofloxacin GR™ for the treatment of urinary tract infections, which is expected to be complete in the first quarter of 2004. In addition to its Phase III products, Depomed has a strong pipeline of proprietary and co-development products based on off-patent and over-the-counter drugs.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, our need for additional capital, the results of research and development efforts, the results of pre-clinical and clinical testing, the effect of regulation by the FDA and other agencies, dependence on collaborative partners, the impact of competitive products, disputes arising from collaborative arrangements, product development, commercialization and technological difficulties, our dependence on third-party manufacturers, and other risks detailed in Depomed’s Securities and Exchange Commission filings, including Depomed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and Annual Report on Form 10-K for the fiscal year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Depomed undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period From Inception (August 7, 1995) to June 30,
	2003	2002	2003	2002	2003
Revenue:
Collaborative agreements	$118,640	$14,004	$505,626	$151,513	$4,316,649
Collaborative agreements with affiliates	—	596,563	—	1,080,771	5,101,019

Total revenue	118,640	610,567	505,626	1,232,284	9,417,668

Operating expenses:
Research and development	6,295,284	4,948,975	12,060,364	9,536,580	66,902,453
General and administrative	839,144	1,320,125	1,609,169	1,950,097	16,890,433
Purchase of in-process research and development	—	—	—	—	298,154

Total operating expenses	7,134,428	6,269,100	13,669,533	11,486,677	84,091,040

Loss from operations	(7,015,788)	(5,658,533)	(13,163,907)	(10,254,393)	(74,673,372)

Other income (expenses):
Equity in loss of joint venture	(135)	(1,194,972)	(5,359)	(2,007,374)	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	—	—	18,000,000
Interest and other income	77,818	13,597	152,693	40,140	1,759,316
Interest expense	(229,679)	(160,207)	(453,794)	(332,381)	(1,835,139)

Total other income (expenses)	(151,996)	(1,341,582)	(306,460)	(2,299,615)	(1,892,885)

Net loss	$(7,167,784)	$(7,000,115)	$(13,470,367)	$(12,554,008)	$(76,566,257)

Basic and diluted net loss per share	$(0.30)	$(0.50)	$(0.67)	$(0.97)

Shares used in computing basic and diluted net loss per share	23,684,823	13,973,309	20,092,651	12,920,243

DEPOMED, INC.

(A Development Stage Company)

BALANCE SHEETS

	June 30, 2003	December 31, 2002
	(Unaudited)	(See Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$9,372,605	$11,533,326
Marketable securities	13,061,159	8,684,647
Accounts receivable	340,314	301,869
Prepaid and other current assets	621,977	534,351
Total current assets	23,396,055	21,054,193

Property and equipment, net	1,853,261	1,833,208
Other assets	326,136	291,876
	$25,575,452	$23,179,277

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,501,350	$4,803,672
Accrued compensation	533,727	429,491
Accrued clinical trial expense	873,142	2,381,609
Other accrued liabilities	155,467	218,548
Capital lease obligation, current portion	20,030	14,870
Long-term debt, current portion	384,726	420,850
Other current liabilities	38,731	305,166
Total current liabilities	5,507,173	8,574,206

Capital lease obligation, non-current portion	21,575	22,653
Long-term debt, non-current portion	183,194	362,567
Promissory note to related party	9,004,913	8,618,717

Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible exchangeable preferred stock: 25,000 shares designated, 12,015 shares issued and outstanding at June 30, 2003 and December 31, 2002	12,015,000	12,015,000

Commitments

Shareholders’ deficit:
Common stock, no par value, 100,000,000 shares authorized; 25,719,725 and 16,460,566 shares issued and outstanding at June 30, 2003 and December 31, 2002	76,390,458	56,679,288
Deferred compensation	(990,765)	—
Deficit accumulated during the development stage	(76,566,257)	(63,095,890)
Accumulated other comprehensive income	10,161	2,736
Total shareholders’ deficit	(1,156,403)	(6,413,866)
	$25,575,452	$23,179,277

(1) The balance sheet as of December 31, 2002 was derived from the audited balance sheet included in the Company’s 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003.

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